Exhibit 4.3

AMENDED AND RESTATED MORTGAGE SALE

AGREEMENT

by and among

ROYAL BANK OF CANADA

as Seller

and

RBC COVERED BOND GUARANTOR

LIMITED PARTNERSHIP

as Purchaser

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

June 24, 2013

9.3	Non-Petition	26
9.4	Notices, Etc.	26
9.5	Assignability	27
9.6	Costs and Expenses	28
9.7	Confidentiality	28
9.8	Inspection of Records and Books of Account	28
9.9	Governing Law and Jurisdiction	28
9.10	Execution in Counterparts	29
9.11	Entire Agreement	29
9.12	Headings	29

SCHEDULES

SCHEDULE 1 — LOAN ELIGIBILITY CRITERIA

SCHEDULE 2.2(b) – FORM OF LOAN PURCHASE NOTICE

SCHEDULE 2.2(g)– FORM OF SELLER ASSIGNMENT

SCHEDULE 4.1(l) – LOCATION OF SELLER

SCHEDULE 8.1 – FORM OF LOAN OFFER NOTICE

SCHEDULE 8.2 – FORM OF LOAN OFFER REPURCHASE NOTICE

AMENDED AND RESTATED MORTGAGE SALE AGREEMENT

THIS MORTGAGE SALE AGREEMENT initially made the 25th day of October, 2007 and amended and restated on this 24th day of June, 2013.

BY AND AMONG :

ROYAL BANK OF CANADA, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 (hereinafter referred to as the “Seller”)

- and -

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its managing general partner RBC COVERED BOND GP INC. (hereinafter referred to as the “Purchaser”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1 in its capacity as the Bond Trustee (hereinafter the “Bond Trustee”).

RECITALS:

A.
The Seller desires from time to time to sell, transfer and assign Eligible Loans on a fully serviced basis, and the Purchaser desires to acquire such Eligible Loans on and subject to the terms and conditions of this Agreement.

B.
The parties entered into a Mortgage Sale Agreement dated October 25, 2007 (the “Prior Mortgage Sale Agreement”) and the parties now desire to amend and restate in its entirety the terms of the Prior Mortgage Sale Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Section 9.2 of the Prior Mortgage Sale Agreement.

THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, representations, agreements and warranties of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions and Interpretations

The amended and restated master definitions and construction agreement dated June 24, 2013 made between, inter alia, the parties to this Agreement (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

ARTICLE 2
AMOUNTS AND TERMS OF THE PURCHASES

2.1	Purchase Facility

On and subject to the terms and conditions hereinafter set forth, the Purchaser hereby agrees to make purchases of Eligible Loans pursuant to Section 2.2(a) from time to time.

2.2	Making Purchases

(a)
The Purchaser may from time to time enquire of the Seller, or the Seller may notify the Purchaser, as to the availability of Eligible Loans and their Related Security to be acquired by the Purchaser from the Seller pursuant to this Agreement.

(b)
Upon receiving notice or confirmation, as the case may be, that the Seller has Eligible Loans and their Related Security available for sale, the Seller may from time to time deliver an irrevocable written notice in the form of Schedule 2.2(b) (each, a “Loan Purchase Notice”) to the Purchaser and the Custodian in accordance with Section 9.4 (other than the Loan Purchase Notice in respect of the first Purchase Date, each such Loan Purchase Notice must be received by the Purchaser prior to 11:00 a.m. (Toronto time) at least three (3) Business Days prior to the related Purchase Date or, in the case of the initial Purchase Date, prior to 11:00 a.m. (Toronto time) on such date).  The Loan Purchase Notice for the first Purchase Date shall be delivered on the Purchase Date.

(c)	Each Loan Purchase Notice for a purchase of Eligible Loans shall:

(i)
specify the date (each, a “Purchase Date”) on which the purchase and sale of the Eligible Loans and their Related Security identified in such Loan Purchase Notice is to take place and the Cut-Off Date for such purchase;

(ii)	specify the Aggregate Purchase Price to be paid by the Purchaser to the Seller on the Purchase Date for the Eligible Loans identified in such Loan Purchase Notice;

(iii)	contain a listing of the Eligible Loans to be purchased on the Purchase Date including (the information listed in (A) and (B) below collectively referred to as the “Eligible Loan Details”) :

(A)	for each Eligible Loan subject to such Loan Purchase Notice:

(1)	the Seller’s identification number for such Eligible Loan;

(2)	the full name of the Borrower in respect of such Eligible Loan;

(3)	the municipal street address, city, province and postal code of the related mortgaged property;

(4)	aggregate amount advanced in respect of the Loan;

(5)	the rate of interest chargeable on each such Eligible Loan as of the related Cut-Off Date;

(6)	if applicable, the date(s) on which adjustments in interest are to take place or may be effected by the lender pursuant to the Mortgage Terms in respect of the Loan;

(7)	the mortgage maturity date;

(8)	the remaining amortization period in respect of such Eligible Loan;

(9)	the Current Balance (excluding Capitalized Interest and Capitalized Arrears) of such Eligible Loan as of the related Cut-Off Date; and

(10)	the mortgage lender on title if other than the Seller.

(B)	for all Eligible Loans subject to such Loan Purchase Notice, on an aggregate basis:

(1)	the highest and lowest interest rates chargeable on all of the Eligible Loans included in such Loan Purchase Notice;

(2)	the weighted average amortization period for such Eligible Loans (in months);

(3)	the current index, prime or other reference rate(s) applicable to such Eligible Loans as at the Cut-Off Date;

(4)	the number of Eligible Loans identified in the Loan Purchase Notice; and

(5)	the aggregate Current Balance as of the related Cut-Off Date of such Eligible Loans.

(d)
If the Purchaser agrees to the terms and conditions set out in the Loan Purchase Notice it shall signify its acceptance thereof by executing and returning such Loan Purchase Notice to the Seller on the same day as the day of receipt thereof.

(e)
If the Purchaser fails to accept such Loan Purchase Notice within such period it shall be deemed to have declined to complete the proposed purchase on the terms and conditions set out in such Loan Purchase Notice and this Agreement.

(f)
Upon its acceptance of a Loan Purchase Notice, there shall exist a binding agreement between the Seller and the Purchaser for the purchase by the Purchaser from the Seller of the Eligible Loans listed in the relevant Loan Purchase Notice upon the terms and conditions of this Agreement including, without limitation, satisfaction of the conditions precedent in Section 3.1, in the case of the initial purchase, and Section 3.2, in the case of the initial purchase and all subsequent purchases.

(g)
On each Purchase Date specified in a Loan Purchase Notice, with respect to the Eligible Loans and their Related Security specified in such Loan Purchase Notice, together with all Collections (collectively the “Purchased Assets”) from the Cut-Off Date to the relevant Purchase Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article 3, pay to the Seller in same day funds an amount equal to the Aggregate Purchase Price by depositing such amount into the Seller’s Account or, if the Seller so elects in writing to the Purchaser on or before the applicable Purchase Date, the Purchaser shall credit the Seller’s Capital Account Ledger with an amount equal to all of (or the portion of the Aggregate Purchase Price not paid in cash) the Aggregate Purchase Price. Upon such payment and deposit or credit, as the case may be, all of the Seller’s beneficial ownership of such Purchased Assets subject to the related Loan Purchase Notice shall be sold, assigned and transferred to the Purchaser on a fully serviced basis effective as of the related Purchase Cut-Off Date and the Seller will execute and deliver the Seller Assignment.

(h)
On each Purchase Date, the Seller shall provide to the Purchaser (prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deliver to the Cash Manager and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deposit in the GIC Account) in respect of the Purchased Loans and their Related Security acquired by the Purchaser on such date an amount equal to the aggregate Collections received by the Seller after the applicable Cut-Off Date and prior to such Purchase Date in respect of such Purchased Loans and their Related Security.

2.3	Repurchase upon Breach or Adverse Claim

(a)
If the Cash Manager or Asset Monitor gives notice (each, a “Loan Repurchase Notice”) to the Seller (with a copy to the Purchaser) of any (i) breach of the Seller’s representations, warranties or covenants made pursuant to or in connection with this Agreement or in connection with any other Purchase Document which materially and adversely affects the interest of the Purchaser in any Purchased Loan or the value of the affected Purchased Loan; or (ii) Adverse Claim other than a Permitted Security Interest and Adverse Claims that will cease to apply upon such purchase by the Purchaser, and Adverse Claims created, acknowledged or provided for by the Purchaser under the terms of the Transaction Documents, then, unless such breach or Adverse Claim shall have been cured by the end of the 28th Business Day after delivery of the Loan Repurchase Notice, the Purchaser may, by written notice to the Seller (which notice shall be delivered within five days after the expiry of such 28 Business Day period without such breach or Adverse Claim having been cured), require the Seller to repurchase such Purchased Loan (and shall require the Seller to repurchase such Purchased Loan in the case of a Purchased Loan which was not an Eligible Loan on the related Purchased Date for such Purchased Loan) on the first Guarantor LP Calculation Date occurring after such 28th Business Day period and the Seller shall repurchase such Purchased Loan on such Guarantor LP Calculation Date. For purposes of this Section 2.3(a), a loss or potential loss of more than 1% of the value of the affected Purchased Loan shall be deemed to be material. For greater certainty, such threshold is not intended to establish materiality for any other purpose, including, without limitation, with respect to Adverse Claims that result in a loss potential loss of 1% or less of the value of any Purchased Loan. The parties acknowledge that, for the purpose of the foregoing, if any Purchased Loan was not on the related Purchase Date an Eligible Loan, it shall be deemed to have been materially and adversely affected.

(b)
As consideration for the repurchase of any Purchased Loan under this Section 2.3, the Seller shall remit the Repurchase Amount of such Purchased Loan and any other Loan secured or intended to be secured by the Related Security of such Purchased Loan on the applicable Guarantor LP Calculation Date (with the Repurchase Amount being determined as of such Guarantor LP Calculation Date), and thereupon all of the Purchaser’s right, title and interest in and to such Purchased Loan and all Collections thereon and proceeds thereof from and after such Guarantor LP Calculation Date shall be sold, assigned and transferred to the Seller effective as of such Guarantor LP Calculation Date, without recourse, representation or warranty (whether express, implied, statutory or otherwise) to, against, by or on behalf of the Purchaser save and except that (x) such Purchased Loan and proceeds thereof are free and clear of any Adverse Claim created by the Purchaser and (y) the Purchaser has the power and authority to sell, transfer and assign such Purchased Loan and the proceeds thereof to the Seller as herein provided. The Purchaser will, at the expense of the Seller, execute and deliver such assignments or other instruments of conveyance with respect to any Purchased Loan repurchased by the Seller pursuant to this Section 2.3 as may be reasonably requested.  The Purchaser shall apply an amount equal to the Repurchase Amount (less Accrued Interest and Arrears of Interest) in accordance with the Pre-Acceleration Principal Priority of Payments.

2.4	Optional Repurchase Provisions

Prior to the occurrence of an Issuer Event of Default, the Seller may from time to time offer to purchase one or more of the Purchased Loans at a purchase price (the “Optional Loan Repurchase Price”) equal to the aggregate Fair Market Value with respect to such Purchased Loans as of the date of such offer which purchase price may be payable in cash or such other form of consideration as is permitted under the Guide. Where the Purchaser receives such an offer, provided the Purchaser (i) chooses to accept such offer; (ii) the Asset Coverage Test is satisfied on a proforma basis after giving effect to such sale, and (iii) the conditions relating to the release of the Loans and their Related Security as set out in the Security Agreement are satisfied:

(a)
the Seller shall where the proceeds are cash, provide to the Purchaser by, prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings delivering such amount to the Cash Manager, and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings, depositing such amounts in the GIC Account, or provide such other consideration as is applicable to the Purchaser, in each case, in an amount equal to the Optional Loan Repurchase Price on the closing of such purchase and sale; and

(b)
upon the making of such payment all of the Purchaser’s right, title and interest in and to such Purchased Loans and any Collections from the date of such offer to the closing of such purchase and sale shall be sold, assigned and transferred by the Purchaser to the Seller effective as of the date of such offer, without recourse, representation or warranty (whether express, implied, statutory or otherwise) to, against, by or on behalf of the Purchaser save and except that (i) such Purchased Loans and proceeds thereof are free and clear of any Adverse Claim created by the Purchaser and (ii) the Purchaser has the power and authority to sell, transfer and assign such Purchased Loans and proceeds thereof as herein provided.

The Purchaser will, at the expense of the Seller execute and deliver such assignments or other instruments of conveyance with respect to the Purchased Loans purchased pursuant to this Section 2.4 as may be reasonably requested.

2.5	Further Advances

The sale by any Seller of any Loans and their Related Security to the Purchaser shall not include any obligation to pay any Further Advance (if any), or any other such obligation relating to payment of funds to a Borrower in respect of such Loans which obligation shall at all times, and notwithstanding the sale of such Loans and their Related Security to the Purchaser, remain an obligation of the relevant Seller.  All such Further Advances in respect of the Loans and their Related Security in the Covered Bond Portfolio will be funded in accordance with the terms of the Intercompany Loan and the Guarantor LP Agreement.

2.6	Payments and Computations, Etc.

(a)
All amounts to be paid to the Cash Manager or deposited in the Guarantor LP Account, shall be paid or deposited, as the case may be, no later than 11:00 a.m. (Toronto time) on the day when due in same day funds. All amounts received after 11:00 a.m. (Toronto time) will be deemed to have been received on the immediately succeeding Business Day.

(b)
The Seller shall pay interest on any amount not paid or deposited by the Seller when due hereunder, at an interest rate equal to the rate of interest payable by the Purchaser on Advances under the Intercompany Loan Agreement, payable on demand.

(c)
All computations of interest under subsection (b) above and all computations of fees and other amounts hereunder shall be made on the basis of a year of 365 days, as the case may be, for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day.

(d)
The Seller shall make all payments required to be made by it hereunder or under any other Purchase Document, in its personal capacity or in its capacity as Seller, without deduction, allowance or set-off regardless of any defence or counterclaim (whether based on any law, rule or policy now or hereafter issued or enacted by any Government Authority) unless required by applicable law.

(e)
Each interest rate which is calculated under this Agreement on any basis other than the actual number of days in a calendar year (the “Deemed Interest Period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the number of days in the Deemed Interest Period, then multiplying such result by 365.

ARTICLE 3
CONDITIONS OF PURCHASE

3.1	Conditions Precedent to Initial Purchase

The initial purchase by the Purchaser of Eligible Loans is subject to the conditions precedent that, as the case may be, the following shall have occurred or that the Purchaser shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to it, acting reasonably:

(a)	Executed copies of this Agreement and the other Purchase Documents.

(b)	A certificate of confirmation with respect to the Seller issued by the Office of the Superintendent of Financial Institutions.

(c)	Certified copies of all documents evidencing necessary corporate approvals.

(d)
A certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Purchase Documents to which it is a party. Until the Purchaser receives a subsequent incumbency certificate from the Seller, the Purchaser shall be entitled to rely on the last such certificates delivered to it by the Seller.

(e)	A favourable opinion of counsel for the Seller, in form satisfactory to the Purchaser, acting reasonably.

(f)
Acknowledgements or duplicate registration copies of proper assignments, Financing Statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Purchaser as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario in order to perfect the interests of the Purchaser in the applicable Eligible Loans contemplated by this Agreement.

(g)
Executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Purchased Assets previously granted by the Seller, together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Purchaser.

(h)
Completed PPSA search results, dated within five Business Days of the date of the initial Purchase Date, listing the financing statements referred to in Section 3.1(f) above and all other effective financing statements filed in the jurisdictions referred to in Section 3.1(f) above that name the Seller as debtor and show no other Adverse Claims on any of the Purchased Loans.

(i)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

3.2	Conditions Precedent to All Purchases

Each purchase by the Purchaser under this Agreement of Eligible Loans (including the initial purchase) shall be subject to the further conditions precedent that, as the case may be, the following shall have occurred or that the Purchaser shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to it, acting reasonably:

(a)	A completed Loan Purchase Notice in accordance with Section 2.2(a) of this Agreement.

(b)
On the applicable Purchase Date, the following statements shall be true (and acceptance of the Aggregate Purchase Price payable by the Purchaser to the Seller on the date of such purchase shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)	the representations and warranties contained in Sections 4.1 and 4.2 are true and correct on and as of the date of such purchase as though made on and as of such date; and

(ii)
no event has occurred and is continuing, or would result from such purchase, that constitutes a Servicer Event of Default or that would constitute a Servicer Event of Default but for the requirement that notice be given or time elapse or both.

(c)
An executed Seller Assignment in respect of the Purchased Loans to be sold to the Purchaser on the applicable Purchase Date and, if applicable, a Release of Security for any Shared Security in respect of those Purchased Loans which will constitute Guarantor LP Purchased Loans upon such sale in accordance with the Security Sharing Agreement.

(d)
The Custodian shall have received from the Seller valid, enforceable and irrevocable powers of attorney substantially in the form contemplated by Section 7.5 duly executed by the Seller in favour of the Purchaser sufficient to allow the Purchaser (or a nominee on its behalf) to effect the transfer of title to all Purchased Loans transferred to it together with an opinion of counsel to the Seller addressed to the Custodian, the Purchaser and the Bond Trustee confirming the powers of attorney satisfy the requirements of Section 3.6.8(c) of the Guide (with a copy of such opinion delivered contemporaneously to CMHC).

(e)
To the extent the Purchased Loans include Québec Mortgage Assets (as defined in the applicable Seller Assignment), copies of the registration to be submitted (the “Universality Registration”) to the Québec Register of Personal and Movable Real Rights (the “Register”) with respect to the relevant Seller Assignment  naming the Seller as seller or assignor and the Purchaser as purchaser or assignee, on or before the date of such purchase, as to perfection against Mortgagors (or insurers), for notification to the relevant Mortgagors (or insurers) of the sale, assignment and transfer of such Québec Mortgage Assets.

(f)
Confirmation of registration of the Universality Registration from the Register dated within five Business Days of the date of purchase, listing the Universality Registration referred to in Section 3.1(f) above.

(g)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

(h)
If the sale of New Loans on the relevant Purchase Date includes the sale of New Loan Types to the Purchaser, the Bond Trustee has received Rating Agency Confirmation in respect of the sale of such New Loan Types to the Purchaser and confirmation that the sale of such New Loan Types complies with the requirements applicable to a covered bond programme registered under the National Housing Act (Canada) and is otherwise in accordance with the terms of the Guide.

(i)
If it has not already done so, the relevant New Seller accedes to the terms of this Agreement (with such subsequent amendments as may be agreed by the parties thereto) so that it has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio hereunder and procures that on the relevant Purchase Date its legal advisers shall provide the Purchaser and the Bond Trustee with legal opinions opining on, amongst other things, the accession of the relevant New Seller to this Agreement in such form as may be reasonably required by the Bond Trustee.

(j)
If it has not already done so, the relevant New Seller accedes to the terms of the Guarantor LP Agreement as a limited partner (with such subsequent amendments as may be agreed between the parties thereto) so that the relevant New Seller has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio thereunder.

(k)
If the relevant New Seller has not already done so, that New Seller accedes to the terms of the Servicing Agreement (with such subsequent amendments as may be agreed by the parties thereto) so that it has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio thereunder.

(l)
If it has not already done so, the relevant New Seller accedes to the terms of the Trust Deed and the Security Agreement in such form as the may be required by the Purchaser and the Bond Trustee (each acting reasonably) (with such subsequent amendments as may be agreed between the parties thereto respectively) and enters into such other documents in such form as may be required by the Bond Trustee and the Purchaser (each acting reasonably) to give effect to the addition of the relevant New Seller to the transactions contemplated by the Programme.

(m)
The Bond Trustee is satisfied that the accession of the relevant New Seller to the Programme would not be materially prejudicial to the Covered Bondholders and has received a Rating Agency Confirmation in relation thereto and such accession complies with the requirements applicable to a covered bond programme registered under the National Housing Act (Canada) and is otherwise in accordance with the terms of the Guide and the Transaction Documents.

(n)	The Bond Trustee is satisfied that the accession of any New Seller to the Programme would be without prejudice to the Asset Coverage Test.

(o)	On the relevant Purchase Date, if the Seller is a New Seller, the relevant New Seller shall deliver to the Bond Trustee or its representative the following documents:

(i)	A certificate of confirmation with respect to the Seller issued by the Office of the Superintendent of Financial Institutions.

(ii)	Certified copies of all documents evidencing necessary corporate approvals.

(iii)
A certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Purchase Documents to which it is a party. Until the Purchaser receives a subsequent incumbency certificate from the Seller, the Purchaser shall be entitled to rely on the last such certificates delivered to it by the Seller.

(iv)	A favourable opinion of legal counsel for the Seller, in form satisfactory to the Purchaser, acting reasonably.

(v)
Acknowledgements or duplicate registration copies of proper assignments, Financing Statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Purchaser as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario in order to perfect the interests of the Purchaser in the applicable Eligible Loans contemplated by this Agreement.

(vi)
Executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Purchased Assets previously granted by the Seller, together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Purchaser.

(vii)
Completed PPSA search results, dated within five Business Days of the date of the initial Purchase Date, listing the financing statements referred to in Section 3.1(f) above and all other effective financing statements filed in the jurisdictions referred to in Section 3.1(f) above that name the Seller as debtor and show no other Adverse Claims on any of the Purchased Loans.

(viii)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Seller Representations and Warranties

The Seller represents and warrants to the Purchaser as follows as of the date hereof and as of each Purchase Date that:

(a)
The Seller is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event.

(b)	The Seller is not a Non-resident.

(c)
The execution, delivery and performance by the Seller of the Purchase Documents to which it is a party (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Seller, (2) any law, rule or regulation applicable to the Seller, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Seller or its property.

(d)
No authorization, approval, licenses, consent or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Purchase Documents to which it is a party or to make such Purchase Documents legal, valid, binding and admissible into evidence in a court of competent jurisdiction, other than authorizations, approvals, licenses, consents, actions, notices or polling that have been obtained, made or taken.

(e)
Each of the Purchase Documents to which the Seller is a party has been duly executed and delivered and constitutes the legal, valid and binding obligation of, and is enforceable in accordance with its terms against, the Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(f)
There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened, against or affecting the Seller at law, in equity or before any arbitrator or Governmental Authority having jurisdiction which, if adversely determined, would result in a Material Adverse Event.

(g)
The Seller is the legal and beneficial owner of the Eligible Loans and their Related Security being purchased by the Purchaser, free and clear of any Adverse Claims, other than Permitted Security Interests and Adverse Claims that will cease to apply upon such purchase by the Purchaser, and, immediately following such purchase, such Loans, their Related Security and all Collections in respect thereof will be owned by the Purchaser free and clear of any Adverse Claims, other than Adverse Claims created, acknowledged or provided for by the Purchaser under the terms of the Transaction Documents. Where such Eligible Loan is a Related Loan, the Seller is the legal and beneficial owner of each of the Related Loans of such Eligible Loan and their Related Security.

(h)
Other than (i) registrations in the appropriate land titles office, land registry office or similar office of public registration in respect of the sale, transfer and assignment of the relevant Purchased Loans from the Seller to the Purchaser effected by this Agreement and the Seller Assignments, and (ii) the provision to Borrowers under the related Purchased Loans or the obligors under the Related Security of actual notice of the sale, transfer and assignment thereof to the Purchaser, all material filings, recordings, notifications, registrations or other actions under all applicable laws have been made or taken in each jurisdiction where necessary or appropriate (and where permitted by applicable law) to give legal effect to the transactions contemplated hereby and by the other Purchase Documents, and to validate, preserve, perfect and protect the Purchaser’s ownership interest in and rights to collect any and all of the related Purchased Loans being purchased on the relevant Purchase Date, including the right to enforce such Purchased Loans and the Related Security related thereto.

(i)
Each Loan Purchase Notice, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller, as Seller or otherwise, to the Purchaser in connection with this Agreement is or will be complete and accurate as of the date so furnished.

(j)	Each Purchased Loan is and will be an Eligible Loan as of the Cut-Off Date.

(k)	The Seller’s complete name is set forth in the preamble to this Agreement.

(l)	The chief or principal place of business and chief executive office (as such terms are used in the PPSA) of the Seller are located at the address referred to in Schedule 4.1(l).

(m)
Each Loan and Related Security File is complete in all material respects and reflects all material transactions between the Seller and the Borrower under the related Purchased Loans and any other Person in respect thereof.

(n)	No selection procedures have been used in identifying the Eligible Loans for sale to the Purchaser which are adverse to the interests of the Purchaser.

(o)	The particulars of the Loans set out in the relevant Loan Purchase Notice in respect of any relevant Cut-Off Date are true, complete and accurate in all material respects.

(p)
Each of the Loans was originated by the Seller, in compliance with all material laws applicable thereto, in the ordinary course of business and kept on its books for a minimum of one month prior to the Cut-Off Date.

(q)	Each of the Loans was originated in Canadian dollars and is denominated in Canadian dollars.

(r)	No Loan has a Current Balance of more than C$3,000,000 as of the Cut-Off Date.

(s)	Each Loan (other than Loans that are home equity lines of credit) has a remaining amortization period of less than 50 years as at the relevant Cut-Off Date.

(t)	The first payment due pursuant to the relevant Mortgage Terms for each Loan has been paid.

(u)
The Lending Criteria are the lending criteria applicable to the Loans and their Related Security and are consistent with the Seller’s underwriting policies (in effect or otherwise applicable at the time the Loan was originated) and the criteria used by a Reasonable and Prudent Mortgage Lender.

(v)
Prior to the making of each advance under each of the relevant Loans, the Lending Criteria, the Seller’s underwriting policies (in effect or otherwise applicable at the time the Loan was originated) and all preconditions to the making of any Loan were satisfied in all material respects subject only to such exceptions as made on a case by case basis as would be acceptable to a Reasonable and Prudent Mortgage Lender.

(w)
Each Loan was made and its Related Security taken or received substantially on the terms of the Standard Documentation, and is subject to renewal in accordance therewith using Standard Documentation therefore, without any material variation thereto and nothing has been done subsequently to add to, lessen, modify or otherwise vary the express provisions of any of the same in any material respect.

(x)
No Loan is guaranteed by a third party save where the guarantee and any security  related to such guarantee constitutes legal, valid and binding obligations of the guarantor enforceable in accordance with their terms and are assignable to the Purchaser and its assigns, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(y)
The Current Balance on each Loan and its Related Security (excluding for greater certainty, any agreement to provide Further Advances pursuant to the Mortgage Terms in respect of any relevant Loan including, without limitation, Additional Loan Advances and Line of Credit Drawings, which have not yet been advanced and become debts due) constitute a legal, valid, binding and enforceable debt due to the relevant Seller from the relevant Borrower and the terms of each Loan and its Related Security constitute valid and binding obligations of the Borrower enforceable in accordance with their terms (other than any agreement for Line of Credit Drawings (if any) and any other Additional Loan Advances).

(z)	Interest on each Loan is charged in accordance with the Standard Documentation.

(aa)	Each of the Loans is not in arrears in respect of one or more payments of principal or interest payable thereunder.

(bb)	The whole of the Current Balance on each Loan is secured by a Mortgage over residential property in Canada which consists of no more than four residential units.

(cc)	Each Mortgage constitutes a valid first mortgage lien over the related residential Property, or is insured as a first priority lien, in each case subject to Permitted Security Interests.

(dd)
Each Mortgage has first priority, subject to Permitted Security Interests, for the whole of the Current Balance on the Loan and all future interest, fees, costs and expenses payable under or in respect of such Mortgage.

(ee)
The True Balance on each Loan (other than any agreement for Additional Loan Advances (if any) or any home equity lines of credit which is secured on the same Property as the Borrower’s existing Loan and which may permit the Borrower to make further draws from time to time up to an amount fixed at the inception of the Loan and corresponding home equity line of credit) constitutes a  legal, valid, binding and enforceable debt due to the Seller from the relevant Borrower and the terms of each Loan and its related Mortgage constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(ff)
There is no requirement in order for a sale, transfer and assignment of the Loans and their Related Security to be effective to obtain the consent of the Borrower to such sale, transfer or assignment and such sale, transfer and assignment shall not give rise to any claim by the Borrower against the Purchaser, the Bond Trustee or any of their successors in title or assigns.

(gg)	All of the Properties are in Canada.

(hh)
Not more than 12 months (or a longer period as may be acceptable to a Reasonable and Prudent Mortgage Lender) prior to the granting of each Loan, the Seller obtained information on the relevant Property from an independently maintained valuation model, acceptable to a Reasonable and Prudent Mortgage Lender, or received a valuation report on the relevant Property, which would be, and the contents or confirmation, as applicable, of which, were such as would be, acceptable to a Reasonable and Prudent Mortgage Lender or obtained such other form of valuation of the relevant Property which has received Rating Agency Confirmation.

(ii)
Prior to the taking of Related Security (other than a re-mortgage) in respect of each Loan, the Seller instructed lawyers to conduct a search of title to the relevant Property and to undertake such other searches, investigations, enquiries and actions on behalf of the Seller as would be acceptable to a Reasonable and Prudent Mortgage Lender or the Borrower was required as a condition to granting the relevant Loan to obtain title insurance in respect of the relevant Property from an insurer acceptable to a Reasonable and Prudent Mortgage Lender.

(jj)
Each Loan contains a requirement that the relevant Property forming part of the Related Security be covered by adequate building insurance maintained by the Borrower or in the case of a leasehold property under a policy arranged by a relevant landlord or property management company.

(kk)
The Seller has, since the making of each Loan, serviced the Loan in compliance with all material laws applicable thereto, kept or procured the keeping of full and proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to such Loans and their Related Security.

(ll)
no Loan being purchased, and where such Loan is a Related Loan none of its Related Loans has been, insured by CMHC, Canada Guaranty Mortgage Insurance Company, the Genworth Financial Mortgage Insurance Company of Canada, the PMI Mortgage Insurance Company Canada, any other private mortgage insurer recognized by CMHC for purposes hereof or otherwise identified in the Protection of Residential Mortgage or Hypothecary Insurance Act (Canada), or any successor to any of them.

(mm)	No Loan being purchased expressly affords the Borrower a right of set-off.

(nn)
Each Loan being purchased that is a Related Loan and each of its Related Loans has the benefit of provisions pursuant to which a default by the Borrower in respect of any such Related Loan constitutes a default under all such Related Loans.

(oo)	Each Loan being purchased that is a Related Loan and each of its Related Loans has the benefit of an express waiver of set-off in favour of the Bank, as lender, from the Borrower.

(pp)	Each Loan that is not a Related Loan and is extended, advanced or renewed on or after July 1, 2014 has the benefit of an express waiver of set-off in favour of the Bank, as lender, from the Borrower.

The representations and warranties of the Seller shall survive the Purchase Date on which such representations and warranties are given or deemed to be given pursuant to this Agreement for a period of three years following such Purchase Date.

4.2	Purchaser Representations and Warranties

Purchaser represents and warrants to the Seller as of the date hereof and as of each Purchase Date that:

(a)
The Purchaser is a limited partnership formed under the laws of the Province of Ontario, and is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on its business, condition or operations.

(b)
The execution, delivery and performance by the Purchaser of the Purchase Documents to which it is a party (i) are within the Purchaser’s corporate powers, (ii) have been duly authorized by all necessary corporate or other action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Purchaser, (2) any law, rule or regulation applicable to the Purchaser, or (3) any order, writ, judgment award, injunction, decree or contractual obligation binding on or affecting the Purchaser or its property.

(c)
There are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened, against or affecting the Purchaser or any of its undertakings and assets, at law, in equity or before any arbitrator or Governmental Authority having jurisdiction which, if adversely determined, would reasonably be expected to materially adversely affect the financial condition or operations of the Purchaser or its property or the ability of the Purchaser to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(d)
No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Purchaser of the Purchase Documents to which it is a party, other than those that have been obtained, made or taken.

(e)
Each of the Purchase Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of, and is enforceable in accordance with its terms against, the Purchaser except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

The representations and warranties of the Purchaser shall survive the Purchase Date on which such representations and warranties are given or deemed to be given pursuant to this Agreement for a period of three years following such Purchase Date.

ARTICLE 5
COVENANTS

5.1	Seller Covenants

The Seller covenants and agrees with the Purchaser that until the date on which the Outstanding Principal Balance of each Purchased Loan is reduced to zero or is determined to be uncollectible by the Servicer in accordance with the standards of a Reasonable and Prudent Mortgage Lender:

(a)
Compliance with Laws, Etc. The Seller shall comply in all respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and, maintain such existence, rights, franchises, qualifications, and privileges would not result in a Material Adverse Event.

(b)
Ownership Interest, Etc. The Seller shall take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected ownership interest in the Purchased Assets, free and clear of any Adverse Claim, except for Permitted Security Interests and the security interests created by the Purchaser, in favour of the Purchaser, including, without limitation, executing, delivering and registering all Financing Statements and taking such other action to perfect, protect or more fully evidence the interest of the Purchaser under this Agreement as the Purchaser may request; provided, however, that the Seller shall not be required to register any transfers or assignments of the Purchased Loans on the title to the related mortgaged properties until the time or times otherwise specified therefor by the Purchaser pursuant to and in accordance with this Agreement.

(c)
Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim, other than Adverse Claims in favour of the Purchaser or which are Permitted Security Interests, upon or with respect to, any or all of the Purchased Assets (including without limitation upon or with respect to any account to which any Collections of any Purchased Loans are deposited) except as herein provided.

(d)
Marking of Records. At its expense, the Seller shall mark its records relating to the Purchased Loans to clearly evidence that the Purchased Loans have been sold in accordance with this Agreement and the other Purchase Documents and showing the Purchaser as beneficial owner of the Purchased Loans.

(e)
Ineligible Loan. The Seller shall promptly, and in any event not later than the next Guarantor LP Payment Date, notify the Purchaser, the Servicer and Cash Manager (in each case if other than the Seller) and the Bond Trustee after determining that any Purchased Loan was not an Eligible Loan on the applicable Purchase Date for such Purchased Loan.

(f)
Loan and Related Security Files.  The Seller undertakes that from the relevant Purchase Date until the perfection of the sale in accordance with the terms hereof, such Seller shall hold the Loan and Related Security Files relating to each New Loan and its Related Security sold by it on the relevant Purchase Date that are in its possession or under its control or held to its order to the order of the Bond Trustee or as the Bond Trustee shall direct.

(g)
Powers of Attorney.  Until such time as the transfer of all of the Purchased Loans and their Related Security to the Purchaser or such Person as the Purchaser may direct in writing has been perfected in accordance with Section 7.1, the Seller shall, (i) on at least a quarterly basis, confirm that it is not aware of any change in law affecting or reasonably expected to affect the validity or enforceability of the powers of attorney previously delivered to the Custodian pursuant to Section 3.2(d), (ii) forthwith upon a change in law affecting or reasonably expected to affect the validity or enforceability of such powers of attorney, the Seller shall be required to deliver to the Custodian updated irrevocable powers of attorney satisfying the requirements of Section 3.2(d) (together with the opinion contemplated thereby); (iii) upon each anniversary of the first issuance of Covered Bonds following the registration of the Programme, the Seller shall deliver to the Custodian an opinion confirming the continued validity and enforceability of each power of attorney previously delivered to the Custodian pursuant to Section 3.2(d) (with a copy of such opinion delivered contemporaneously to CMHC) and (iv) forthwith upon the happening of any event requiring Perfection pursuant to Section 7.1 (in the case of Sections 7.1(d) or 7.1(e) in respect of the affected Purchased Loans only), to the extent necessary, update (or deliver to the Custodian updated) powers of attorney previously delivered to the Custodian together with documentary evidence of chain of title to the Purchased Loans and executed registrable forms of assignment in relation to the Purchased Loans.

(h)
Forms of Mortgage Assignment.  The Seller shall deliver to the Custodian executed registrable forms of mortgage assignment in relation to each Purchased Loan originated in the Province of Québec upon the earlier of (i) the happening of any event requiring Perfection pursuant to Section 7.1 (in the case of Sections 7.1(d) or 7.1(e) for those affected Purchased Loans originated in the Province of Québec); and (ii) the senior long-term ratings assigned to the Seller by one or more of the Rating Agencies falling below BBB+/Baa1/BBB+/BBB (high) (in respect of S&P, Moody’s, Fitch and DBRS respectively), as the case may be.

(i)	Further Assurances. Each Seller undertakes to the Purchaser and the Bond Trustee that, pending perfection under Section 6, each Seller:

(i)	shall not do or omit to do any act or thing which might, in the reasonable opinion of the Bond Trustee, prejudice the interests of the Purchaser and/or the Bond Trustee in the Covered Bond Portfolio;

(ii)
shall promptly notify the Purchaser and the Bond Trustee in writing if it receives written notice of any litigation or claim calling into question in any material way that Seller's or the Purchaser's title to any Loan comprised in the Covered Bond Portfolio or its Related Security or if it becomes aware of any material breach of any of the Representations and Warranties or other obligations under this Agreement;

(iii)
shall, if reasonably required so to do by the Purchaser or the Bond Trustee, participate or join in any legal proceedings to the extent necessary to protect, preserve and enforce that Seller's or the Purchaser's or the Bond Trustee's title to or interest in any Loan or its Related Security; and

(iv)
shall make and enforce claims under any applicable insurance policies relating to the Loans and their Related Security to which the Seller is entitled to any benefit and hold the proceeds of such claims on trust for the Purchaser or as the Purchaser may direct.

(j)
The Guide and Transaction Documents.  Each Seller shall comply with, and perform its obligations under, the provisions of the Guide, and the Transaction Documents to which it is a party, in each case applicable to it.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnities by the Seller

Without limiting any other rights that the Purchaser or any of its Affiliates, employees, agents, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees, subject to the exclusions set forth below, to indemnify each Indemnified Party from and against any and all claims, damages, expenses, losses and liabilities (including legal costs) arising out of, relating to or resulting from any of the following (all of the foregoing being collectively referred to as “Indemnified Amounts”):

(a)	the failure of any Purchased Loan to be an Eligible Loan as of its Purchase Date;

(b)
the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers), under or in connection with this Agreement or any other Purchase Document to have been true and correct when made;

(c)
the failure by the Seller to comply with any applicable law, rule or regulation with respect to the servicing, administration, enforcement or other dealing with any Purchased Loans; or the failure of any Purchased Loans to conform to any such applicable law, rule or regulation;

(d)
the failure to sell, assign, transfer and convey to the Purchaser beneficial ownership in, and to vest in and maintain vested in, the Purchaser a valid and enforceable first priority perfected ownership interest in the Purchased Assets (including upon registration by the Purchaser of any Registrable Transfers) free and clear of any Adverse Claim (other than a Permitted Security Interest or Adverse Claim in favour of the Purchaser) including, without limitation, any claim by any Governmental Authority that any part of the Purchased Assets consisting of amounts payable by the related Borrowers constitute the property of or are otherwise subject to the ownership, control or an Adverse Claim of or in favour of such Governmental Authority other than a Permitted Security Interest;

(e)
the failure to have filed, or any delay in filing, Financing Statements, Registrable Transfers or other similar instruments or documents under any applicable laws of any applicable jurisdiction with respect to the Purchased Assets or any part thereof, whether at the time of any purchase or at any subsequent time;

(f)
any failure of the Seller to perform its covenants, duties or obligations in accordance with the provisions of this Agreement or any other Purchase Document or to perform its covenants, duties or obligations under the Purchased Loans;

(g)	any failure by the Seller or its assignee to repurchase any Purchased Loan pursuant to any of Section 2.3,

and the Seller shall pay on demand (without duplication) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts arising out of; relating to or resulting from, any of the foregoing provided, however, that the foregoing obligation of indemnification shall not include Indemnified Amounts to the extent resulting from gross negligence or wilful misconduct on the part of such Indemnified Party.

ARTICLE 7
PERFECTION OF THE SALE

7.1	Perfection

The sale, transfer and assignments contemplated by this Agreement shall be Perfected forthwith and in any event on or before the 60th day after the earliest to occur of:

(a)	a Servicer Event of Default (other than pursuant to Section 17.1(b) of the Servicing Agreement);

(b)
a material breach or default (other than an impending or actual insolvency), on the part of the Servicer under the terms of the Servicing Agreement (which breach or default has not been remedied within 30 days or such shorter period prescribed therefor by the Servicing Agreement) after the earlier of the Servicer becoming aware of such breach or default and receipt by the Servicer of written notice from the Purchaser and the Bond Trustee requiring the same to be remedied;

(c)	an Issuer Event of Default provided that in respect of an Issuer Event of Default specified in Condition 7.01(f)(i) the 60 day period shall not apply;

(d)
the acceptance of any offer to sell Loans and their Related Security to any person other than the Seller, unless otherwise agreed by the applicable third party purchaser and the Purchaser, with the consent of the Bond Trustee, which consent will not be unreasonably withheld; and

(e)	a Seller and/or the Purchaser being required to Perfect legal title to the Mortgages by:

(i)	law;

(ii)	by an order of a court of competent jurisdiction; or

(iii)
by any regulatory authority of which that Seller is a member or any organisation whose members comprise (but are not necessarily limited to) mortgage lenders and with whose instructions it is customary for that Seller to comply.

7.2	Registration

Subject to the terms of this Article 7, Perfection of the transfer of the Purchased Loans and their Related Security in the Covered Bond Portfolio over Properties shall be effected by means of a transfer in the form of the relevant land titles office, land registry office or similar office of public registration for the location where the real property subject thereto is situate and perfection of the transfer of other Related Security comprised in the Covered Bond Portfolio, shall be in such form as the Purchaser and the Bond Trustee (each acting reasonably) may require.

7.3	Acts Prior to Perfection

Until the happening of an event described in 7.1 of this Agreement, the Seller will hold the registered title to the Mortgages and any Related Security for the Purchased Loans as bare trustee in trust for and on behalf of the Purchaser and neither the Purchaser nor the Bond Trustee, will consent or instruct any person to, register or deposit or cause to be registered or deposited in any land registry or land titles office or similar place of public record this Agreement or any document giving any indication of the interest of the Purchaser in any of the Purchased Loans or their Related Security nor, subject to Section 3.1(b), will the Purchaser communicate in any way or manner whatsoever to the Borrower or any relevant guarantor of any Borrower under any of the Purchased Loans or their Related Security or to any Person having any interest in the property mortgaged by any of the Mortgages or in the equity of redemption in any such property based on the fact that the Purchaser owns the Purchased Loans and their Related Security.

7.4	Further Assurances

Within twenty-five Business Days following Perfection of the sale, transfer and assignments contemplated by this Agreement pursuant to Section 7, each Seller will do all of the acts, matters or things (including, for the avoidance of doubt, those acts, matters and things referred to in Section 7) as the Bond Trustee or the Purchaser requires each Seller to do.

7.5	Power of Attorney

The Seller hereby grants to the Purchaser, or if required on the advice of counsel to ensure that such power of attorney is valid to transfer title, to the Managing GP and the Liquidation GP, an irrevocable power of attorney and hereby irrevocably constitutes and appoints it as its attorney-in-fact, with full power of substitution in favour of the Purchaser, or the Managing GP and the Liquidation GP, as applicable, to take in the place and stead of and in the name of it or in the name of the Purchaser, or if applicable, the Managing GP and the Liquidation GP, from time to time at the discretion Purchaser,  or if applicable, the Managing GP and the Liquidation GP, the following:

(a)
to make all amendments, deletions, substitutions or additions to any assignment or transfer of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio executed by it in favour of the Purchaser (or as it may direct) which are necessary or desirable to register such assignment or transfer in the appropriate land registry or land titles office or other office of public record;

(b)
to prepare, execute, deliver and/or register such further assignments or transfers of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio, whether in substitution for or replacement of any existing assignment or transfer of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio, or otherwise, which may be necessary or desirable to register legal title to such Loan or its Related Security in the name of the Purchaser (or as it may direct) in the appropriate land registry or land titles office or other office of public record;

(c)
to prepare, execute, deliver and/or register such further documents or instruments which may be necessary or desirable to register legal title to each any Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio in the name of the Purchaser (or as it may direct) or to register any other document or instrument giving rise to or evidencing the interest of the Purchaser in any such Loan or its Related Security, in the appropriate land registry or land titles office or other office of public record;

(d)
to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for monies due and to become due in connection with the Purchased Assets or otherwise owed to the Purchaser;

(e)	to receive, endorse and collect any cheques, drafts or other instruments in connection with the Purchased Assets or otherwise owed to the Purchaser;

(f)	to file any claims or take any action or institute any proceedings that the Purchaser may deem to be necessary or desirable for the collection of any of the Purchased Assets; and

(g)	to execute and deliver such instruments and documents (including assignments) necessary or desirable in furtherance of the foregoing.

The power of attorney granted hereby shall be coupled with an interest.  The power of attorney and other rights and privileges granted hereby shall survive any amalgamation, reorganization, dissolution, liquidation or winding-up of the Seller. Notwithstanding any other provision contained in this Section 7.5,  solely with respect to jurisdictions where the applicable law does not authorize the granting of an irrevocable power of attorney, the Seller covenants in favour of the Purchaser that it will not revoke the power of attorney granted pursuant to this Section 7.5.

7.6	Limitation on Power of Attorney

The Purchaser may exercise its rights under the power of attorney provided in Section 7.5 only with respect to the Purchased Assets assigned and sold to the Purchaser pursuant to this Agreement and after the occurrence of an event described in Section 7.1 of this Agreement.

7.7	Costs

Each Seller shall indemnify each of the Purchaser and the Bond Trustee from and against any and all costs, fees and expenses (including, without limitation, legal fees and expenses and any applicable GST thereon) which may be properly incurred by the Purchaser and/or the Bond Trustee by reason of the doing of any act, matter or thing referred to in this Section 7.

ARTICLE 8
PRE-EMPTIVE RIGHT

8.1	Pre-Emptive Right

Prior to the Purchaser making any offer to sell Loans and their Related Security to any person other than to the Seller, the Purchaser shall first offer to sell such Loans and their Related Security to the Seller by serving on the Seller a notice in writing in the form set out in Schedule 8.1 (the “Loan Offer Notice”), subject to and in accordance with the terms of Article 7 of the Guarantor LP Agreement.

8.2	Acceptance

(a)
Subject to Section 8.2(b), if the applicable Seller accepts the Purchaser's offer to sell the relevant Loans and their Related Security by signing the Loan Offer Notice in a manner indicating acceptance and delivering it to the Purchaser with a copy to the Bond Trustee within ten Business Days from and including the date of the Loan Offer Notice, the Purchaser shall within three Business Days of receipt of such acceptance serve a notice in writing (the “Loan Offer Repurchase Notice”) substantially in the form set out in Schedule 8.2 on the relevant Seller.

(b)
If an Issuer Event of Default has occurred prior to receipt by the Seller of a Loan Offer Notice, in addition to the conditions set out in Section 8.2(a), where no receiver, liquidator or administrator has been appointed to the Seller, the Seller’s acceptance shall be conditional upon the Seller delivering with its Loan Offer Repurchase Notice, a certificate of an officer of the Seller in form acceptable to the Purchaser and the Bond Trustee, acting reasonably, certifying that, as of the date of the Loan Offer Repurchase Notice, the Seller is, and after giving effect to such purchase of the Loans the Seller will be, able to pay its debts as they fall due.

8.3	Offers to Others

Those Loans and their Related Security in respect of which the applicable Sellers reject or fail within the requisite time limit to accept the Purchaser's offer to sell shall be offered for sale by the Purchaser to third party purchasers and the Sellers in the manner and on the terms set out in Section 7.1 of the Guarantor LP Agreement.

8.4	Repurchase

(a)
Upon receipt of the Loan Offer Repurchase Notice duly signed on behalf of the Purchaser, the relevant Seller shall promptly sign and return a duplicate copy of the Loan Offer Repurchase Notice and shall repurchase from the Purchaser, and the Purchaser shall subject to Section 7.1 of the Guarantor LP Agreement re-assign or re-transfer to that Seller free from the Security created by the Security Agreement, those Loans and their Related Security (and any other Loan secured or intended to be secured by that Related Security or any part of it) referred to in the relevant Loan Offer Repurchase Notice.

(b)
Completion of the purchase and sale contemplated in this Section 8.4 will take place, upon satisfaction of any applicable conditions to the purchase and sale following receipt of the relevant Loan Offer Repurchase Notice(s) or such other date as the Purchaser may direct in the Loan Repurchase Notice, provided such date is not later than  the earlier to occur of the date which is (i) ten Business Days following receipt by the Purchaser of such Loan Offer Repurchase Notice, and (ii) the Final Maturity Date of the Earliest Maturing Covered Bonds.

(c)
The Seller shall pay the offer price specified in the relevant Loan Offer Repurchase Notice to the Purchaser prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings by payment in cash to the Cash Manager and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings by deposit of the cash amount in the GIC Account or delivery to the Purchaser of such other consideration as may be specified in the Loan Offer Repurchase Notice and is permitted under the Guide.

8.5	Loan and Related Security Files

Upon such completion of the repurchase of such Loans and their Related Security in accordance with Section 8.4 above or the sale of Loans and their Related Security to a Purchaser or Purchasers, the relevant Seller shall cease to be under any further obligation to hold the relevant Loan and Related Security Files or other documents relating to the Loans and their Related Security to the order of the Purchaser and if the Purchaser holds such documents it will send them to the relevant Seller.  Any repurchase by the relevant Seller of or in respect of the Loans and their Related Security or any sale of Loans and their Related Security by the Purchaser to a Purchaser or Purchasers pursuant to Section 7 of the Guarantor LP Agreement shall constitute a discharge and release of the relevant Seller from any claims which the Purchaser or the Bond Trustee may have against the relevant Seller arising from the relevant Representations or Warranties in relation to the Loans and their Related Security previously sold by that Seller to the Purchaser only but shall not affect any rights arising from a breach of any other express provision of this Agreement or any Representation or Warranty in relation to any other Loan and other Related Security.

ARTICLE 9
MISCELLANEOUS

9.1	The Bond Trustee

If there is any change in the identity of the Bond Trustee, the parties to this Agreement shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement. The Purchaser shall indemnify the Seller for all reasonable costs incurred by the Seller in relation to such change.

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Seller or the Purchaser under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and Agreeing to amendments to this Agreement pursuant to Section 9.2.  For the avoidance of doubt, the parties to this Agreement acknowledge that the right and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligations of the Bond Trustee to act reasonably.

9.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be effective unless in writing, signed by the Purchaser, the Seller and, with respect to amendments or waivers of Section 4.1 consented to by the Bond Trustee (which consent shall be given by the Bond Trustee if Rating Agency Confirmation has been received for such amendment or waiver) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Each proposed amendment or waiver of this Agreement that is considered by the Purchaser to be a material amendment or waiver shall be subject to Rating Agency Confirmation and the Purchaser (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment or waiver which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Purchaser under this Agreement.

9.3	Non-Petition

The Seller agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Purchaser, or any of the general partners of the Purchaser, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

9.4	Notices, Etc.

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)        in the case of the Seller:

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada, M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(b)        in the case of the Purchaser to:

RBC Covered Bond Guarantor Limited Partnership
c/o RBC Covered Bond GP Inc.
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada, M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(c)        in the case of the Bond Trustee or the Custodian to:

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada  M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

9.5	Assignability

(a)
This Agreement and the Purchaser’s rights and obligations herein shall not be assignable, in whole or in part, by the Purchaser and its successors and assigns without the Purchaser having obtained Rating Agency Confirmation therefore and the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided, however, that at any time when Royal Bank of Canada is not the Seller, the consent of the Seller to any such assignment shall not be required.

(b)
Notwithstanding Section 9.5(a), the Purchaser may assign the Purchased Loans as security for any of its obligations to the Bond Trustee including, without limitation, its obligations under the Covered Bond Guarantee.

(c)
Without limiting Section 9.5(a), the Seller may not assign its rights hereunder or any interest herein without the prior written consent of the Purchaser and the Bond Trustee and Rating Agency Confirmation having been obtained by the Purchaser in respect thereof.

9.6	Costs and Expenses

Except as herein provided, each party shall pay it own costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other documents and agreements to be delivered hereunder.

9.7	Confidentiality

In all cases and without limiting the foregoing, each party shall comply at all times with Applicable Privacy Laws in the performance of its obligations under this Agreement.  For greater certainty, each of the Purchaser and the Bond Trustee hereby agrees not to collect, use or disclose any Personal Information, or to cause the collection or use of any such information, of any Borrower provided by the Seller to the Purchaser or the Bond Trustee for any purpose whatsoever other than the purchase, sale or servicing (including collection and enforcement) of the related Purchased Loan in accordance with this Agreement and the other Purchase Documents or any other purpose permitted hereunder or thereunder unless compelled by law or required to comply with the Guide and to maintain privacy policies and procedures consistent with the terms of this Agreement and compliant with all Applicable Privacy Laws.

9.8	Inspection of Records and Books of Account

Upon the reasonable request of CMHC to the Seller, the Seller shall make available to CMHC during business hours all accounts and records relating to this Agreement, if required by CMHC to verify that the Issuer, Purchaser and/or the Programme are in compliance with any requirement of the Guide and Part I.1 of the National Housing Act (Canada). Upon receipt of any such request, the Seller shall promptly notify the Purchaser in writing of the receipt thereof and unless otherwise prohibited shall provide details of the nature of any such request.

9.9	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the law of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

(b)
Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Province of Ontario and by execution and delivery of this Agreement, each of the Purchaser, the Seller and the Bond Trustee consents, to the non-exclusive jurisdiction of those courts. Each of the Purchaser, the Seller and the Bond Trustee irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. The Purchaser, the Seller and the Bond Trustee each waive personal service of any claim, notice of motion or application, summons, complaint or other process, which may be made by any other means permitted by Ontario law.

9.10	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

9.11	Entire Agreement

This Agreement and the other Purchase Documents constitute the entire agreement and understanding between the Purchaser, the Seller and the Bond Trustee with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

9.12	Headings

The captions and headings of this Agreement (including in any Schedule hereto) are for convenience of reference only and shall not affect the interpretation hereof or thereof.

- the balance of this page has been intentionally left blank -

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROYAL BANK OF CANADA
Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC., as Purchaser
Per:	/s/ David Power
Name: David Power
Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee
Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCHEDULE 1

LOAN ELIGIBILITY CRITERIA

The following are the eligibility criteria applicable to each Loan on and as of the applicable Cut-Off Date for such Loan:

(a)	no Issuer Event of Default or Guarantor LP Event of Default under the Transaction Documents shall have occurred which is continuing as at the relevant Purchase Date;

(b)
the Purchaser, on the advice of the Cash Manager, is not aware, and could not reasonably be expected to be aware, that the purchase of the relevant Loans and their Related Security would adversely affect the then current ratings by the Rating Agencies of the Covered Bonds;

(c)	no Loan being purchased has a Current Balance of more than C$3,000,000 on the Cut-Off Date;

(d)	no Loan being purchased relates to a Property which is not a residential Property or consists of more than four residential units;

(e)
no Loan proposed to be sold constitutes a New Loan Type in respect of which Rating Agency Confirmation has not been received by the Bond Trustee as required in order for the sale of such Loan to the Purchaser in accordance with the terms of this Agreement, and confirmation that the sale of such New Loan Types complies with the requirements applicable to a covered bond programme registered under the National Housing Act (Canada) and is otherwise in accordance with the terms of the Guide has been received by the Bond Trustee;

(f)	each Loan being purchased is payable in Canada only and is denominated in Canadian Dollars;

(g)
each Loan being purchased has been duly authorized, executed and delivered by the parties thereto, is in full force and effect, unamended, except for any amendments reflected in the relevant Loan and Related Security File, and constitutes a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

(h)
each Loan being purchased permits realization by the mortgagee against the Related Security in accordance with its terms, subject to applicable law, including, without limitation, the notice requirements and other limitations contained in the Bankruptcy and Insolvency Act (Canada), statutory limitations on the rights of mortgagees to exercise their remedies and certain qualifications at out in this Agreement; such Loan constitutes the Borrower’s obligation. to pay to the mortgagee, in accordance with the scheduled payments set forth therein, the amounts owing thereunder and permits full recourse against the Borrower;

(i)	no Loan being purchased is a Non-Performing Loan;

(j)
each Loan being purchased and its Related Security is capable of being registered or recorded and has been duly registered or recorded in the appropriate land titles office, land registry office or similar office of public registration in which the property subject thereto is located reflecting the Seller as the sole mortgagee thereunder;

(k)
the Related Security for each Loan being purchased constitutes a valid and enforceable first charge or mortgage in favour of the mortgagee against the related mortgaged property, subject only to Permitted Security Interests and/or Adverse Claims against the related mortgaged property which, in the aggregate do not materially impair the user value or marketability of the property mortgaged thereby or the value of the Loan or in the case of Related Loans, the Related Loans secured thereby;

(l)
each Loan being purchased, that was originated by the Seller, is accompanied by (i) an opinion on title of legal counsel qualified to practice law in the province or territory in which the property subject thereto is located to the effect that, at the time of origination of such Loan, the Borrower had good title to, and such Mortgage constituted a valid and enforceable first charge or mortgage against, such property, subject only to Adverse Claims which do not in the aggregate materially impair the use, value or marketability of the property or the value of the security constituted by the Mortgage; or (ii) a policy of title insurance to the same effect;

(m)
each Loan being purchased is not subject to any dispute, set-off, counterclaim or defence, whatsoever, and the Seller shall not have given any consents, approvals or waivers or have postponed any of its rights under or in respect of any such Loan except in the ordinary course of business and any such permitted extension, modification, consent, approval, waiver or postponement is reflected in the Loan and Related Security Files;

(n)	the Loan being purchased has not been satisfied or rescinded, nor has any property been discharged, reconveyed or released from the charge created by the Mortgage in whole or in part;

(o)	one or more payments of principal or interest due pursuant to the relevant Mortgage Terms for the Loan being purchased has been paid;

(p)	no Loan being purchased is in arrears in respect of one or more payments of principal or interest payable thereunder;

(q)
no Loan being purchased, and where such Loan is a Related Loan none of its Related Loans has been, insured by CMHC, Canada Guaranty Mortgage Insurance Company, the Genworth Financial Mortgage Insurance Company of Canada, the PMI Mortgage Insurance Company Canada, any other private mortgage insurer recognized by CMHC for purposes hereof or otherwise identified in the Protection of Residential Mortgage or Hypothecary Insurance Act (Canada), or any successor to any of them;

(r)	no Loan being purchased expressly affords the Borrower a right of set-off;

(s)
the Related Security in respect of each Loan being purchased includes a mortgage or other hypothecary instrument charging the related Property that represents a first priority perfected security interest subject to Permitted Security Interests;

(t)
the Loan being purchased was originated or otherwise complies with the Seller’s or its affiliates approved underwriting policies (in effect or otherwise applicable at the time the Loan was originated);

(u)
where the Loan being purchased is a Related Loan it and each of its Related Loans has the benefit of provisions pursuant to which a default by the Borrower in respect of any such Related Loan constitutes a default under all such Related Loan;

(v)	where the Loan being purchased is a Related Loan it and each of its Related Loans has the benefit of an express waiver of set-off in favour of the Bank, as lender, from the Borrower;

(w)	if extended, advanced or renewed on or after July 1, 2014, the Loan has the benefit of an express waiver of set-off in favour of the Bank, as lender, from the Borrower;

(x)
in respect of each Loan and its Related Security being purchased, the Seller is the legal and beneficial owner thereof, free and clear of any Adverse Claims, other than Permitted Security Interests, and Adverse Claims that will cease to apply upon such purchase by the Purchaser and, immediately following such purchase, such Loan, its Related Security and all Collections in respect thereof will be owned by the Purchaser, free and clear of any Adverse Claims, other than Adverse Claims created, acknowledged or provided for by the Purchaser under the terms of the Transaction Documents; and

(y)	in respect of each Loan being purchased that is a Related Loan, the Seller is the legal and beneficial owner of each of the Related Loans of such Loan and their Related Security.

SCHEDULE 2.2(b)

FORM OF LOAN PURCHASE NOTICE

To:           RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

This Loan Purchase Notice is delivered to you pursuant to Section 2.2(a) of the mortgage sale agreement, initially made as of the 25th day of October, 2007, as the same may be amended, varied, supplemented, restated or extended from time to time (the “Mortgage Sale Agreement”) between Royal Bank of Canada, as seller (in such capacity, together with its successors and permitted assigns in such capacity, the “Seller”) and as servicer, and RBC Covered Bond Guarantor Limited Partnership (the “Purchaser”), as purchaser.

Capitalized terms not defined herein shall have those meanings ascribed to them in the Mortgage Sale Agreement.

The Seller hereby irrevocably offers to sell to the Purchaser on the date indicated below the Eligible Loans, particular of which are indicated on the attached Schedule “A” attached hereto, in accordance with and subject to the terms and conditions of the Mortgage Sale Agreement:

Purchase Date:	[N.B. Insert payment date]
Cut-Off Date:	[N.B. Insert first day of month prior to Purchase Date]
Eligible Loans:	See Schedule “A”
Aggregate Purchase Price:	$●

Outstanding Principal Balance of the Eligible Loans:	$●

– balance left intentionally blank –

SCHEDULE OF ELIGIBLE LOANS

Name of Seller	Interest Rate of Mortgages Highest ____% Lowest ____% Weighted Average Amortization Period Months	Index Rate or Prime Rate at Cut- Off Date % Weighted Average Interest Rate %	Total Number of Eligible Loans	Aggregate Current Balance as of Cut-Off Dates

Loan Identification Number	Name of Borrower(s)	Address of Mortgage Property	Insurer Account Number	Aggregate amount advanced in respect of Loan	Interest Rate	Interest Adjustment Date	Date Last Payment Due	Current Balance of Security as of Cut-Off Date (excluding Capitalized Interest & Capitalized Arrears)	Remaining Amortization Period Months

SCHEDULE 2.2(g)

FORM OF SELLER ASSIGNMENT

THIS ASSIGNMENT made this ● day of ●, 20●.

BETWEEN:

ROYAL BANK OF CANADA,

a bank under the laws of Canada (the “Seller”)

- and -

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

a limited partnership formed under the laws of the Province of Ontario,

by its managing general partner RBC COVERED BOND GP INC. (the “Purchaser”)

WHEREAS the Seller and the Purchaser have entered into a mortgage sale agreement initially made as of the 25th day of October, 2007, as the same may be amended, varied, supplemented, restated or extended from time to time (the “Mortgage Sale Agreement”).

NOW THIS AGREEMENT WITNESSES that in consideration of the premises and for valuable consideration the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

Unless otherwise defined herein or unless the context requires otherwise, capitalized terms shall have the same meanings herein as in the Mortgage Sale Agreement.

2.	SALE AND PURCHASE OF ELIGIBLE LOANS

(a)
The Seller hereby sells, transfers and assigns unto the Purchaser and the Purchaser hereby purchases from the Seller, all of the Seller’s beneficial ownership of the Eligible Loans, on a fully serviced basis, described in Schedule A hereto (the “Purchased Loans”), all on the terms and subject to the conditions set out in the Mortgage Sale Agreement.

(b)
Without limiting the foregoing, the Seller hereby sells, assigns and transfers on a fully serviced basis unto the Purchaser and the Purchaser hereby purchases from the Seller, in consideration for the payment by the Purchaser of $_________________________, all of the Seller’s rights, title and interest in the universality of all present and future claims and rights arising from:

(i)	the Eligible Loans owned by the Seller as of the Cut-Off Date which are identified as of the Cut-Off Date, in the Seller’s records as forming part of the category “●”; and

(ii)	for which the Related Property is located in the Province of Quebec;

consisting of, for greater clarity, those Eligible Loans listed in Schedule B hereto (collectively, the Quebec Mortgage Assets).

3.	CONFIRMATION

The Seller hereby confirms to the Purchaser that:

(a)	the representations and warranties of the Seller contained in the Mortgage Sale Agreement are true and correct as of the date hereof;

(b)	it has made a notation in its records that beneficial ownership of the Scheduled Purchased Loans has been assigned to the Purchaser; and

(c)
until the happening of an event described in Schedule 7.1 of the Mortgage Sale Agreement, the Seller holds the registered title to the Mortgages and any Related Security for the Purchased Loans and the related Mortgage Deed and other documents evidencing and securing the Purchased Loans in trust as bare trustee and nominee for the Purchaser.

4.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

5.	NUMBER AND GENDER

Words importing the singular include the plural and vice versa, and words importing gender include all genders.

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of such signature page.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the Seller has executed this Assignment.

ROYAL BANK OF CANADA
Per:
Name:
Title:

This Assignment is accepted by the Purchaser this _____day of  __________________, 20___.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.
Per:
Name:
Title:

SCHEDULE A

PURCHASED LOANS

SCHEDULE B

QUEBEC MORTGAGE ASSETS

SCHEDULE 4.1(l)

LOCATION OF SELLER

Royal Bank Plaza
200 Bay Street
Toronto, Ontario
Canada, M5J 2J5

SCHEDULE 8.1

FORM OF LOAN OFFER NOTICE

To:	Royal Bank of Canada (the “Seller”)

From:	RBC Covered Bond Guarantor Limited Partnership (the “Guarantor LP”)

It is hereby agreed for the purpose of this Loan Offer Notice that the “Principal Agreement” shall mean the mortgage sale agreement initially dated October 25, 2007 and most recently amended and restated as of June ●, 2013 made by and among Royal Bank of Canada, as seller, Guarantor LP, as purchaser, and Computershare Trust Company of Canada, as bond trustee (the “Bond Trustee”), as the same may be or have been amended, varied or supplemented from time to time pursuant to the terms of that agreement.

Unless otherwise defined herein, capitalized words and expressions in this Loan Offer Notice shall have the same meanings given thereto in the Principal Agreement.

In accordance with and subject to Article 8 of the Principal Agreement we make an offer to you on the following terms:

1.	This Loan Offer Notice constitutes an offer to sell the certain Loans and their Related Security more particularly described in Schedule “A” hereto to you at the offer price in aggregate equal to:

[INSERT AMOUNT (AND IF OTHER THAN CASH THE NATURE OF THE CONSIDERATION) DETERMINED IN ACCORDANCE WITH ARTICLE 7 OF THE GUARANTOR LP AGREEMENT]

2.
This offer is capable of acceptance by you within ten (10) Business Days from and including the date of this Loan Offer Notice.  If you do not accept this offer, we intend to sell the Loans and their Related Security described in Schedule “A” hereto to a third party or third parties.

3.	This Loan Offer Notice shall incorporate, mutatis mutandis, the relevant provisions of the Principal Agreement.

You may accept this offer to you by signing the duplicate of this Loan Offer Notice in a manner indicating acceptance and delivering it to the Guarantor LP with a copy to the Bond Trustee.

We refer you to the Principal Agreement as to your rights, and the consequences of failure to accept this offer in time or at all or of doing so in a manner other than that specified in the Principal Agreement.

[Remainder of this page is intentionally left blank.]

Dated as of the [●]

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.
Per:
Name:
Title:

We accept the offer contained in this Loan Offer Notice.

Dated as of the [●]

ROYAL BANK OF CANADA
Per:
Name:
Title:

Schedule “A”

1.	2.	3.	4.	5.
Title No. (if registered)	Borrower	Account No.	Property Postal Code	Date of Mortgage

SCHEDULE 8.2

FORM OF LOAN OFFER REPURCHASE NOTICE

To:	Royal Bank of Canada (the “Seller”)
From:	RBC Covered Bond Guarantor Limited Partnership (the “Guarantor LP”)

It is hereby agreed for the purpose of this Loan Offer Repurchase Notice that the “Principal Agreement” shall mean the mortgage sale agreement initially dated October 25, 2007 and most recently amended and restated as of June ●, 2013 made by and among Royal Bank of Canada, as seller, Guarantor LP, as purchaser, and Computershare Trust Company of Canada, as bond trustee (the “Bond Trustee”), as the same may be or have been amended, varied or supplemented from time to time pursuant to the terms of that agreement.

Unless otherwise defined herein, capitalized words and expressions in this Loan Offer Repurchase Notice shall have the same meanings given thereto in the Principal Agreement.

In accordance with Article 8 of the Principal Agreement, upon receipt of this Loan Offer Repurchase Notice by the Seller there shall exist between the Seller and the Guarantor LP an agreement (the “Agreement for Sale”) for the sale by the Guarantor LP to the Seller of the Loans and their Related Security more particularly described in Schedule “A” hereto.  Completion of such sale shall take place on [INSERT DATE] and the price payable by the Seller for the Loans and their Related Security more particularly described in Schedule “A” hereto shall be [INSERT AMOUNT (AND IF OTHER THAN CASH THE NATURE OF THE CONSIDERATION) DETERMINED IN ACCORDANCE WITH ARTICLE 7 OF THE GUARANTOR LP AGREEMENT TO BE INSERTED FROM RELEVANT LOAN OFFER NOTICE].

The Agreement for Sale shall incorporate, mutatis mutandis, the relevant provisions of the Principal Agreement.

Dated as of the [●]
RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.
Per:
Name:
Title:

We hereby acknowledge receipt of and confirm the contents of the Loan Repurchase Notice dated [●].

ROYAL BANK OF CANADA
Per:
Name:
Title:

Schedule “A”

1.	2.	3.	4.	5.
Title No. (if registered)	Borrower	Account No.	Property Postal Code	Date of Mortgage